Exhibit 99.1

Press Release
October 18, 2010	7575 West Jefferson Boulevard
Fort Wayne, IN 46804-4131
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Reports Third Quarter 2010 Results

FORT WAYNE, INDIANA, October 18, 2010 — Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced net income of $19 million for the third quarter of 2010, or $0.09 per diluted share, compared to $69 million, or $0.30 per diluted share, for the third quarter of 2009, and net income of $49 million, or $0.22 per diluted share, in the second quarter of 2010.

Third quarter net sales of $1.6 billion were 35 percent higher than net sales of $1.2 billion for the third quarter of 2009 and were 3 percent lower than the second quarter of 2010.  Third quarter steel shipments of 1.3 million tons were 5 percent higher than the third quarter of 2009, and 4 percent higher than the second quarter of 2010.  In metals recycling, OmniSource’s ferrous metals shipments in the third quarter were 1.4 million gross tons, nearly the same as the second quarter, and non-ferrous shipments were 257 million pounds, up 8 percent from the second quarter.

Year-to-date 2010 net sales through September 30 were $4.8 billion, up 72 percent from the same period of 2009, and greater than full-year 2009 net sales of $4.0 billion.  Year-to-date net income of $133 million compares to a loss of $35 million in the first nine months of 2009.  Operating income for the first nine months of 2010 was $318 million versus $41 million in the first nine months of 2009.

“In mid-September we noted our expectation that our third quarter’s earnings could be weaker due to reduced margins in the steel segment,” said Keith Busse, Chairman and CEO.  “While third quarter steel volume remained relatively flat, the decline in steel selling prices, mainly steel sheet, outpaced the decline in scrap prices.  Our third-quarter average selling price per ton for steel products was $782, down $47 from $829 in the second quarter, while our average scrap cost per ton charged decreased $23.  As a result of the reduced margins, operating income for the steel segment fell to $88 million in the third quarter, down from $134 million in the second quarter.

“In September, our metals recycling business posted a very strong financial performance, driven by higher than expected shipping volumes and expanded non-ferrous margin, which offset the down market experienced earlier in the quarter.  However, despite slightly higher quarterly shipping volumes, lower ferrous metal margins resulted in operating income of $22 million in the third quarter as compared to $25 million in the second quarter.   In steel fabrication, New Millennium’s operating losses narrowed in the third quarter to less than $500,000 from the prior quarter’s $5 million loss, as a result of increased volume and ongoing efforts to control operating costs,” Busse said.

The Mesabi Nugget start-up progressed well in the third quarter with production increasing to 24,600 metric tons.   However, overall productivity continues to be hampered by equipment availability and refractory issues.  Solutions are in hand and will be implemented during the fourth quarter.  Mesabi nuggets are now supplied on an ongoing basis to SDI’s Flat Roll and Engineered Bar Products divisions.  The impact from Mesabi’s start-up operations for Steel Dynamics remained relatively flat in the third quarter at a $12 million operating loss.

During the third quarter, increased steel shipments of long-products combined with weaker flat-rolled volume resulted in a change in product mix, causing flat-roll shipments to decline from 64 percent of total steel shipments in the second quarter to 60 percent in the third.  The Engineered Bar Products Division achieved record production levels due to stronger OEM customer demand, and shipped 153,000 tons in the third quarter, up 19 percent from the second quarter.  The company’s SBQ backlog continues to grow, now extending into 2011.  In contrast, structural steel demand remains lackluster.  Shipments by the Structural and Rail Division decreased slightly, despite increasing shipments of its rail products.  With the approvals of SDI’s rail products by all the nation’s leading railroads, rail and welded-rail shipments are expected to continue to grow significantly.

Also of note, the company’s estimated annual tax rate increased, causing the third quarter effective rate to increase in order to reflect the increase for the first six months of the year, decreasing the third quarter diluted earnings per share by approximately $.02.

“In terms of steel market conditions, we have seen a slight improvement in our long product order activity; while in contrast, we have seen a significant decline in our sheet steel backlogs,” Busse continued, “Looking to the fourth quarter, we believe that margin improvement is possible in both our steelmaking and metals recycling operations, which could result in a slightly stronger fourth quarter.   However, given the uncertainty surrounding demand for flat-rolled steels, we will provide specific fourth-quarter guidance in December.   Additionally, we are still assessing the potential impact to near-term earnings related to our recent acquisition of certain steel fabrication assets, but currently anticipate the related costs to be minimal.”

Third Quarter 2010 Operating Segment Information

The following highlights third quarter 2010 results for each of SDI’s three primary operating segments.  These operating results exclude profit-sharing costs and amortization related to each of the respective segment’s intangible assets.

Steel Operations.  Net sales for Steel Operations for the third quarter (including intra-segment and intra-company sales) were $1.3 billion.  The segment represented 61 percent of the company’s external net sales for the quarter.  This segment includes five steel mills and related steel processing facilities, including The Techs.  SDI’s five steel mills produce a wide variety of flat-rolled and long steel products.  The Techs produce galvanized steel sheet using steel that is sourced primarily from third parties.

Third quarter 2010 Steel Operations shipments were 1.3 million tons (including intra-segment and intra-company shipments), of which 788,000 tons were flat-rolled steel shipments.  Based on tons shipped, including the steel shipments made by The Techs, flat-rolled products accounted for 60 percent of third quarter steel operations shipments, 12 percent were structural steel and rail shipments, 12 percent was engineered bars, 11 percent was merchant bars, and 5 percent related to Steel of West Virginia.  Third quarter operating income for the steel segment was $88 million, or $68 per ton shipped, compared to an operating income of $108 per ton in the second quarter of 2010.

The third quarter’s average external selling price per ton for Steel Operations was $782, a decrease of $47 per ton from $829 in the second quarter of 2010 and an increase of $143 per ton from the year-ago quarter.  The average cost of ferrous scrap per net ton charged decreased $23 compared to the second quarter.

Metals Recycling and Ferrous Resources.  This segment includes OmniSource Corporation (collecting, processing, and trading of ferrous and non-ferrous metals), Iron Dynamics (a scrap-substitute operation that produces pig iron for use by the Flat Roll Division), Mesabi Nugget (which produces iron nuggets for mini-mill steelmaking and is co-owned by Kobe Steel, Ltd. and SDI, with SDI owning 81 percent), and expenses related to Mesabi Mining (a wholly owned iron mining unit that is awaiting approval of mining permits before it can commence operation).

The segment’s net sales for the third quarter of 2010 were $805 million (including intra-company sales).  The segment represented 35 percent of SDI’s third quarter external sales.  Operating income for this segment was $9 million, down from $15 million in the second quarter.  OmniSource’s stand-alone third quarter operating income on the same basis was $22 million compared to $25 million in the second quarter.

OmniSource’s total ferrous scrap shipments for the third quarter, including shipments to SDI’s Steel Operations, were 1.4 million gross tons, 1 percent higher than the second quarter of 2010, and 18 percent higher than the year-ago quarter.  Non-ferrous scrap shipments for the third quarter of 2010 were 257 million pounds (including intra-company shipments), up 8 percent from the second quarter of 2010 and 18 percent higher than the year-ago quarter.

During the third quarter, the company’s scrap operations supplied 556,000 gross tons of ferrous scrap to SDI’s Steel Operations, which was 41 percent of the total tonnage of ferrous scrap OmniSource shipped and was 50 percent of the tonnage of ferrous scrap purchased by our mills during the quarter.

Steel Fabrication Operations.  Steel Fabrication Operations consist of the New Millennium Building Systems fabricating plants that produce joists, trusses, and steel decking that is used in the construction of non-residential buildings.  Third quarter net sales were $54 million (including intra-company sales).  The segment represented 3 percent of SDI’s third quarter external sales.  New Millennium reported an operating loss of $494,000 for the quarter, compared to a $5 million loss in the second quarter.  Third quarter shipments totaled 47,000 tons (including intra-company shipments), 13 percent higher than the second quarter of 2010 and 37 percent higher than the year-ago quarter.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenue, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities.  These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  the effects of prolonged or deepening recession on industrial demand; general or specific sector (i.e., automotive, consumer appliance or construction) economic conditions affecting steel consumption; the impact of price competition, whether domestic or the result of foreign imports; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

More specifically, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Forward-looking or predictive statements we make are based upon information and assumptions concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made.  Due to the foregoing risks and uncertainties however, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Conference Call and Webcast

On Tuesday, October 19, 2010, at 10:00 a.m. Eastern time, Steel Dynamics will host a conference call in which management will discuss second quarter results.  You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from the Steel Dynamics Web site:  www.steeldynamics.com

Dial-in information is available on our Web site.  An audio replay of the Webcast and a downloadable podcast will be available from the SDI Web site.  No telephone replay will be available.

Contact:	Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590
f.warner@steeldynamics.com

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2010	2009	2010	2009	2010

Net sales	$1,584,164	$1,172,196	$4,772,753	$2,779,004	$1,632,799
Costs of goods sold	1,444,632	955,503	4,230,755	2,534,101	1,440,815
Gross profit	139,532	216,693	541,998	244,903	191,984

Selling, general and administrative expenses	54,679	56,133	167,796	162,012	55,957
Profit sharing	4,562	451	21,833	409	7,827
Amortization of intangibles	11,291	11,661	34,437	41,353	11,565
Operating income	69,000	148,448	317,932	41,129	116,635

Interest expense, net of capitalized interest	44,286	34,520	125,249	107,814	43,448
Other income, net	(6,215)	(2,167)	(12,817)	(2,129)	(3,521)
Income (loss) before income taxes	30,929	116,095	205,500	(64,556)	76,708

Income taxes (benefit)	15,574	47,365	79,959	(26,991)	29,911
Net income (loss)	15,355	68,730	125,541	(37,565)	46,797
Net loss (income) attributable to noncontrolling interests	3,386	(288)	7,376	(2,730)	2,410

Net income (loss) attributable to Steel Dynamics, Inc.	$18,741	$69,018	$132,917	$(34,835)	$49,207

Basic earnings (loss) per share attributable to Steel Dynamics, Inc. stockholders	$.09	$.32	$.61	$(.18)	$.23

Weighted average common shares outstanding	216,881	215,218	216,600	195,689	216,635

Diluted earnings (loss) per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$.09	$.30	$.60	$(.18)	$.22

Weighted average common shares and equivalents outstanding	234,543	234,080	234,601	195,689	234,600

Dividends declared per share	$.075	$.075	$.225	$.25	$.075

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands)

	Three Months Ended		Nine Months Ended		First	Second
	September 30,		September 30,		Quarter	Quarter
	2010	2009	2010	2009	2010	2010
Steel Operations*

Shipments (net tons)
Flat Roll Division	621,543	656,512	1,993,662	1,415,195	749,258	622,861
Structural and Rail Division	156,940	134,390	471,541	360,421	155,349	159,252
Engineered Bar Products Division	153,279	80,428	407,140	215,092	125,059	128,802
Roanoke Bar Division	145,168	97,895	363,747	263,617	109,186	109,393
Steel of West Virginia	66,610	57,539	172,735	155,622	53,405	52,720
The Techs	166,858	220,383	569,363	466,032	210,545	191,960
Combined	1,310,398	1,247,147	3,978,188	2,875,979	1,402,802	1,264,988
Intra-segment	(17,673)	(24,223)	(50,019)	(47,582)	(11,087)	(21,259)
	1,292,725	1,222,924	3,928,169	2,828,397	1,391,715	1,243,729
Intra-company	(65,186)	(60,173)	(201,659)	(136,416)	(70,866)	(65,607)
External	1,227,539	1,162,751	3,726,510	2,691,981	1,320,849	1,178,122

Production, excluding The Techs (net tons)	1,167,584	1,112,145	3,506,125	2,565,932	1,191,138	1,147,403

Net sales
Combined	$1,010,916	$782,169	$3,061,942	$1,843,818	$1,018,548	$1,032,478
Intra-segment	(10,530)	(10,984)	(29,131)	(22,814)	(6,052)	(12,549)
	1,000,386	771,185	3,032,811	1,821,004	1,012,496	1,019,929
Intra-company	(40,715)	(28,095)	(123,936)	(65,979)	(39,929)	(43,292)
External	$959,671	$743,090	$2,908,875	$1,755,025	$972,567	$976,637

Operating income before amortization of intangibles	$87,880	$129,072	$359,626	$100,710	$137,669	$134,077
Amortization of intangibles	(2,679)	(2,932)	(8,541)	(9,311)	(2,931)	(2,931)
Operating income	$85,201	$126,140	$351,085	$91,399	$134,738	$131,146

Metals Recycling and Ferrous Resources**

OmniSource
Ferrous metals shipments (gross tons)
Combined	1,361,696	1,155,196	3,942,135	2,557,043	1,230,075	1,350,364
Intra-company	(556,222)	(514,143)	(1,638,878)	(985,372)	(519,306)	(563,350)
External	805,474	641,053	2,303,257	1,571,671	710,769	787,014

Non-ferrous metals shipments (thousands of pounds)
Combined	256,514	217,068	731,407	577,246	238,245	236,648
Intra-company	(1,784)	—	(5,924)	—	(2,194)	(1,946)
External	254,730	217,068	725,483	577,246	236,051	234,702

Mesabi Nugget shipments (metric tons)	24,553	—	49,210	—	7,179	17,478

Iron Dynamics shipments (metric tons)
Liquid pig iron	45,046	49,901	130,667	127,573	46,428	39,193
Hot briquetted iron	11,774	4,080	38,503	23,865	11,372	15,357
Other	248	33	1,514	670	698	568
Intra-company	57,068	54,014	170,684	152,108	58,498	55,118

Net sales
Combined	$804,680	$555,233	$2,409,350	$1,160,579	$756,303	$848,367
Intra-company	(245,809)	(171,351)	(728,491)	(298,593)	(224,240)	(258,442)
External	$558,871	$383,882	$1,680,859	$861,986	$532,063	$589,925

Operating income before amortization of intangibles	$9,379	$46,157	$57,056	$37,763	$32,436	$15,241
Amortization of intangibles	(8,302)	(8,752)	(24,906)	(31,062)	(8,302)	(8,302)
Operating income	$1,077	$37,405	$32,150	$6,701	$24,134	$6,939

Steel Fabrication***

Shipments (net tons)
Combined	47,308	34,546	114,880	115,193	25,678	41,894
Intra-company	(599)	(457)	(621)	(682)	(19)	(3)
External	46,709	34,089	114,259	114,511	25,659	41,891

Net sales
Combined	$53,920	$32,930	$120,185	$130,763	$23,998	$42,267
Intra-company	(198)	(620)	(236)	(1,198)	(37)	(1)
External	$53,722	$32,310	$119,949	$129,565	$23,961	$42,266

Operating income (loss) before amortization of intangibles	$(494)	$(3,197)	$(11,745)	$75	$(6,549)	$(4,702)
Amortization of intangibles	—	(31)	(42)	(227)	(31)	(11)
Operating income (loss)	$(494)	$(3,228)	$(11,787)	$(152)	$(6,580)	$(4,713)

*	Steel Operations include the company’s five steelmaking divisions and The Techs three galvanizing plants.
**	Metals Recycling and Ferrous Resources Operations include OmniSource; Iron Dynamics (all shipments are internal); and Mesabi Nugget (all shipments, which began in 2010, have been internal).
***	Steel Fabrication Operations include the company’s joist and deck fabrication operations.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets
Cash and equivalents	$270,118	$9,008
Accounts receivable, net	654,945	426,592
Inventories	1,008,309	852,831
Deferred income taxes	24,786	21,492
Income taxes receivable	30,413	137,024
Other current assets	21,451	9,856
Total current assets	2,010,022	1,456,803

Property, plant and equipment, net	2,214,105	2,254,050

Restricted cash	20,570	12,595

Intangible assets, net	500,021	533,510

Goodwill	753,355	758,259

Other assets	112,386	114,655
Total assets	$5,610,459	$5,129,872

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$366,331	$262,285
Income taxes payable	5,431	5,664
Accrued expenses	193,919	156,570
Accrued profit sharing	21,333	2,860
Senior secured revolving credit facility, due 2012	—	167,000
Current maturities of long-term debt	8,438	1,182
Total current liabilities	595,452	595,561

Long-term debt
7 3/8% senior notes, due 2012	700,000	700,000
5.125% convertible senior notes, due 2014	287,500	287,500
6 ¾% senior notes, due 2015	500,000	500,000
7 ¾% senior notes, due 2016	500,000	500,000
7 5/8% senior notes, due 2020	350,000	—
Other long-term debt	71,938	67,072
Total long-term debt	2,409,438	2,054,572

Deferred income taxes	439,748	416,468

Other liabilities	62,145	60,006

Commitments and contingencies

Stockholders’ equity
Common stock	632	629
Treasury stock, at cost	(727,624)	(730,857)
Additional paid-in capital	988,972	972,985
Retained earnings	1,829,659	1,745,511
Total Steel Dynamics, Inc. stockholders’ equity	2,091,639	1,988,268
Noncontrolling interests	12,037	14,997
Total stockholders’ equity	2,103,676	2,003,265
Total liabilities and stockholders’ equity	$5,610,459	$5,129,872

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Operating activities:
Net income (loss)	$15,355	$68,730	$125,541	$(37,565)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	57,278	51,915	168,948	166,643
Equity-based compensation	3,626	2,887	9,724	14,779
Deferred income taxes	2,735	8,341	21,620	21,833
Changes in certain assets and liabilities:
Accounts receivable	(26,820)	(117,442)	(228,537)	18,354
Inventories	9,715	(96,062)	(155,356)	192,331
Accounts payable	(12,446)	130,610	83,064	82,763
Income taxes receivable/payable	8,829	2,432	106,378	1,027
Other working capital	31,148	85,271	50,131	(37,122)
Net cash provided by operating activities	89,420	136,682	181,513	423,043

Investing activities:
Purchases of property, plant and equipment	(24,224)	(95,662)	(95,868)	(243,166)
Investment in direct financing lease	—	(27,967)	—	(27,967)
Other investing activities	936	(2,857)	2,417	(13,370)
Net cash used in investing activities	(23,288)	(126,486)	(93,451)	(284,503)

Financing activities:
Issuance of current and long-term debt	25,428	240,586	571,980	949,330
Repayment of current and long-term debt	(146)	(251,219)	(355,952)	(1,451,666)
Debt issuance costs	—	(221)	(6,707)	(13,972)
Issuance of common stock (net of expenses) and proceeds from exercise of stock options, including related tax effect	1,566	6,645	8,004	417,134
Contribution from noncontrolling investors	1,805	—	4,416	5,000
Dividends paid	(16,260)	(16,110)	(48,693)	(52,505)
Net cash provided by (used in) financing activities	12,393	(20,319)	173,048	(146,679)

Increase (decrease) in cash and equivalents	78,525	(10,123)	261,110	(8,139)
Cash and equivalents at beginning of period	191,593	18,217	9,008	16,233

Cash and equivalents at end of period	$270,118	$8,094	$270,118	$8,094

Supplemental disclosure information:
Cash paid for interest	$15,016	$3,849	$90,778	$83,282
Cash paid (received) for federal and state income taxes, net	$(12)	$228	$(55,019)	$(53,546)